SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 7, 2003

FAO, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19536	95-3971414
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2520 Renaissance Boulevard King of Prussia, Pennsylvania 19406
(Address of Principal Executive Offices) (Zip Code)

Mr. Jerry R. Welch President and Chief Executive Officer 2520 Renaissance Boulevard King of Prussia, Pennsylvania 19406
(Name and Address of Agent For Service)

(610) 292-6600
(Telephone Number, Including Area Code, of Agent for Service)

Item 5.  Other Events and Required FD Disclosure.

FAO, Inc. (the “Company”), filed a press release on November 7, 2003 which is attached as Exhibit 99.1.  In the press release the Company stated that sales in its retail stores and through its catalogs and internet sites had been disappointing and significantly below expectations.  The Company stated that it had not observed the improvement in sales it had anticipated from its initial holiday marketing efforts which had commenced the prior weekend.  Assuming a continuation of the trend observed in the past week, the Company stated that it believed it would not have adequate liquidity to operate its business normally in November and that liquidity in December would depend on whether the sales trend improves through the holidays.   In the near term the Company stated that it was asking certain of its vendors to reduce shipments and most vendors to extend payment dates to the first of the year.  The Company gave no assurances that its vendors would relax terms as requested.  The Company also stated that it had requested an overadvance from its lenders which could lead to its lenders issuing a notice of default.

Previously the Company announced that it had engaged an investment banker to assist it in raising capital.  In light of current circumstances, the Company stated that it had expanded the assignment to include a review of strategic alternatives including a sale of the Company but made no assurances that any alternatives would be available or, if available, would be acceptable.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release of the Company dated November 7, 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAO, INC.

Date: November 10, 2003	/s/ Jerry R. Welch
Jerry R. Welch
President and Chief Executive Officer